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                                                                    EXHIBIT 99.4

                                OFFER TO EXCHANGE
                8 1/2% SENIOR SUBORDINATED NOTES DUE 2011, WHICH
                 HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                                 FOR OUTSTANDING
                    8 1/2% SENIOR SUBORDINATED NOTES DUE 2011
                                       OF
                            ALLIANT TECHSYSTEMS INC.
                      FULLY AND UNCONDITIONALLY GUARANTEED
                     BY CERTAIN OF ITS DOMESTIC SUBSIDIARIES

To our clients:

      We are enclosing herewith a prospectus dated         , 2001 of Alliant
Techsystems Inc. (the "Company"), and a letter of transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange up to $400,000,000 aggregate principal amount of its 8 1/2% Senior Subordinated Notes Due 2011, pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8 1/2% Senior Subordinated Notes Due 2011, upon the terms and subject to the conditions set forth in the Exchange Offer.

      PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON             , 2001, UNLESS EXTENDED.

      The Exchange Offer is not conditioned upon any minimum number of outstanding notes being tendered.

      We are the participants in the book-entry transfer facility of outstanding notes held by us for your account. A tender of such outstanding notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender outstanding notes held by us for your account.

      We request instructions as to whether you wish to tender any or all of the outstanding notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the letter of transmittal that are to be made with respect to you as beneficial owner.

      Pursuant to the letter of transmittal, each holder of outstanding notes will represent to the Company that (i) it is not an affiliate of either the Company or its subsidiaries or, if the holder is an affiliate of the Company or its subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the exchange notes, and (iv) the holder is not a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the

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Securities Act. If the tendering holder is a broker-dealer that will receive exchange notes for its own account pursuant to the Exchange Offer, we will represent on behalf of such broker-dealer that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                       Very truly yours,